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                                                                   Exhibit 10.28


                                 PROMISSORY NOTE

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Borrower:                                Lender:
FIRST VIRTUAL CORPORATION                HAMBRECHT & QUIST GUARANTY FINANCE, LLC
3393 Octavius Drive                      One Bush Street
Santa Clara, CA 95054                    San Francisco, CA 94104

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Principal Amount: Up to $5,000,000      Interest Rate: 12.0%        Date 3/13/98

PROMISE TO PAY. FIRST VIRTUAL CORPORATION ("Borrower") promises to pay to HAMBRECHT & QUIST GUARANTY FINANCE, LLC ("Lender"), in lawful money of the United States of America, the principal amount of Five Million Dollars ($5,000,000) or so much as may be outstanding together with interest on the unpaid outstanding principal balances from the date of this Note first written above, until paid in full.

MATURITY: On December 31, 1998, Borrower will pay any and all remaining fees, principal and interest accrued on this Note.

PAYMENT: Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing. Unless otherwise agreed or required by applicable law, payments will be applied first to collection costs and late charges, then fees, and then to accrued unpaid interest, and any remaining amount to principal.

FIXED INTEREST RATE. The interest rate on this Note is Twelve percent (12.0%) per annum, or, if lower, the maximum rate of interest allowed by applicable law.

INTEREST ONLY PAYMENTS: Borrower will pay interest in arrears on the principal amount outstanding on this Note with monthly payments beginning on March 31, 1998, and continuing on the last day of each month thereafter through and including December 31, 1998.

LOAN FEE: This Note is subject to a One Hundred Thousand Dollar ($100,000) loan fee, of which One Hundred Thousand Dollars ($100,000) shall be paid on the date of this loan. Borrower agrees that all loan fees are earned fully as of the date of the loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law.

ADVANCES AND REPAYMENT OF PRINCIPAL Five Million Dollars ($5,000,000) of principal is originally available to Borrower under this Note (the "Available Amount"). On the Date of this Note, Borrower borrowed $1,000,000.00 of the Available Amount. Borrower may pay without penalty (except that loan fees are fully earned on the date of the loan) all or a portion of the amount owed earlier than it is due. Prior to June 15, 1998, provided that no Event of Default has occurred and is continuing under the Loan and Security Agreement or any Related Documents, as Related Documents is defined in the Loan and Security Agreement, , the Available Amount less all principal amounts outstanding shall be available to Borrower for future advances, upon three business days after written notice to Lender. On and after June 15, 1998, any principal amount repaid or not borrowed shall not be available to Borrower for future advances, except as may be approved by Lender in its sole discretion.

LOAN AND SECURITY AGREEMENT. This Note is subject to and shall be governed by all the terms and conditions of the Loan and Security Agreement dated as of the Date of this Note first written above between the Borrower and Lender as amended from time to time (the "Loan and Security Agreement").

COLLATERAL: This Note is secured by certain collateral of the Borrower as more thoroughly described in the Loan and Security Agreement and the Intellectual Property Security Agreement dated as of the Date of this Note first written above, between Borrower and Lender.

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                            Promissory Note, Page 1